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                                                                    Exhibit 23.2


The Board of Directors
Citadel Communications Corporation:

We consent to the use of our report dated March 5, 1999, except as to the last two paragraphs of Note 17, which are as of March 17, 1999, on the consolidated balance sheets of Citadel Communications Corporation and subsidiary as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 included herein and to the reference to our firm under the heading "Independent Auditors" in the registration statement.


/s/ KPMG LLP


Phoenix, Arizona
May 28, 1999